Exhibit 99.1

HALOZYME REPORTS RECORD SECOND QUARTER 2026 RESULTS, BEATS ESTIMATES AND RAISES FULL YEAR 2026 FINANCIAL GUIDANCE
Total Revenue Increased 48% YOY to $481 million
Royalty Revenue Increased 50% YOY to $308 million
Raises 2026 Financial Guidance Ranges:
Total Revenue of $1.835 - $1.910 billion, YOY Growth of 31% - 37%
Royalty Revenue of $1.220 - $1.245 billion, YOY Growth of 41% - 43%
Adjusted EBITDA of $1.225 - $1.280 billion, YOY Growth of 86% - 95%1
Non-GAAP Diluted EPS of $8.65 - $9.00, YOY Growth of 108% - 117%1

Signed Five New ENHANZE® and Hypercon™ Collaboration Agreements YTD 2026, Exceeding Goal of Three for Full Year 2026
SAN DIEGO, August 6, 2026 -- Halozyme Therapeutics, Inc. (Nasdaq: HALO) (“Halozyme” or the “Company”) today reported its financial and operating results for the second quarter ended June 30, 2026, and provided an update on its recent corporate activities.
“We delivered another quarter of strong performance, with multiple proof points demonstrating the attractive features of ENHANZE as a compounding platform engine: repeatability of success, scalability, diversification and durability of revenues,” said Dr. Helen Torley, President and Chief Executive Officer. “Total revenue increased 48% year-over-year to $481 million, royalty revenue increased 50% to $308 million and adjusted EBITDA grew 46% to $329 million, reflecting the strength of our differentiated royalty business. Based on these record results, we are raising our full year 2026 financial guidance.”

“Importantly, we are delivering on both our near-term and long-term growth objectives. The ENHANZE value proposition is attracting new partners and additional products from our current partners. We expanded our royalty revenue opportunity by signing five new ENHANZE and Hypercon collaborations through July, including agreements with Vertex, Oruka, GSK, Incyte and an undisclosed partner who is the first to license ENHANZE for a nucleic acid therapeutic. We have also demonstrated our commitment to returning significant capital to shareholders, repurchasing $333 million of shares in 2Q 2026, at an average price of $69.30. Overall, these results illustrate our continued ability to create multiple waves of revenue opportunities that will drive long-term shareholder value,” concluded Dr. Torley.

Second Quarter Corporate Highlight:
•In May 2026, the Company announced a new share repurchase program to repurchase up to $1.0 billion of its outstanding common stock by December 31, 2028, with an expectation of buying back at least $400 million of shares in 2026. During the second quarter of 2026, the Company repurchased 4.8 million shares for $332.8 million at an average price of $69.30 per share under the May 2026 and February 2024 share repurchase programs. The February 2024 share repurchase program was completed in June 2026.

Recent Partner Highlights:
•In July 2026, Halozyme and Incyte entered into a global collaboration and license agreement to evaluate additional subcutaneous formulations of INCA033989, a first-in-class mutant calreticulin (“mutCALR”)-targeted monoclonal antibody, in patients with mutCALR-expressing myeloproliferative neoplasms (“MPNs”), utilizing Halozyme’s proprietary ENHANZE® drug delivery technology. Under the collaboration, Incyte also has the option to nominate up to two additional targets for use with ENHANZE®. Under the terms of the agreement, Incyte agreed to make an upfront payment and potential future milestone payments and royalties on net sales of products developed with ENHANZE®.
•In the third quarter of 2026, the ongoing ARGX-119 adimanebart program was expanded to include a Phase 1 SC bioavailability study with ENHANZE®.

Second Quarter Partner Highlights:
•In May 2026, Halozyme and an undisclosed company entered into a global collaboration and license agreement that provides the company access to ENHANZE® to develop a nucleic acid therapeutic.
•In May 2026, Janssen announced pivotal results from the Phase 1b/2 OrigAMI-4 study showing that subcutaneous amivantamab and hyaluronidase-lpuj delivered durable responses in patients with advanced head and neck squamous cell carcinoma previously treated with immunotherapy and chemotherapy and submitted a supplemental Biologics License Application (“sBLA”) to the U.S. Food and Drug Administration (“FDA”).
•In May 2026, Viatris initiated a Phase 1 study to evaluate the pharmacokinetics, pharmacodynamics, and tolerability of a single dose of selatogrel in Chinese adults with chronic coronary syndrome.
•In May 2026, argenx announced FDA approval of a sBLA for VYVGART® Hytrulo with ENHANZE® for the treatment of adult patients with generalized myasthenia gravis including all serotypes – anti-AChR-Ab positive, anti-MuSK-Ab positive, anti-LRP4-Ab positive, and triple seronegative.
•In May 2026, Halozyme and GSK plc (“GSK”) entered into a global collaboration and license agreement for ENHANZE® with multiple oncology targets, including the first potential application in antibody-drug conjugates. Under the terms of the agreement, GSK made an upfront payment and agreed to make potential future milestone payments and royalties on net sales of products developed with ENHANZE®.
•In May 2026, Halozyme and Oruka Therapeutics, Inc. (“Oruka”) entered into a global exclusive collaboration and license agreement for Halozyme’s Hypercon™ technology for use with ORKA-001, in development for psoriasis and related inflammatory diseases and one additional target. Under the terms of the agreement, Oruka made an upfront payment and agreed to make potential future milestone payments and mid-single digit royalties on net sales of products developed using the Hypercon™ technology.
•In May 2026, Takeda announced positive topline results from its pivotal Phase 2/3 trial of TAK-881 with ENHANZE® in Primary Immunodeficiency Disease.
•In April 2026, Halozyme and Vertex Pharmaceuticals Incorporated (“Vertex”) entered into a global exclusive collaboration and license agreement that provides Vertex access to Halozyme’s Hypercon™ technology for use in up to three targets. Under the terms of the agreement, Vertex made a $15 million upfront payment and agreed to make potential future milestone payments and royalties on net sales of products developed using the Hypercon™ technology.

Second Quarter 2026 Financial Highlights:
•Total revenue was $481.0 million, compared to $325.7 million in the second quarter of 2025. The 48% year-over-year increase was primarily driven by royalty revenue growth and an increase in product sales. Revenue included $307.7 million in royalties, an increase of 50% compared to $205.6 million in the second quarter of 2025, primarily driven by continued sales uptake of ENHANZE® partner products that have launched since 2020, predominantly by VYVGART® Hytrulo by argenx and DARZALEX® SC Janssen in all geographies and contributions from other recently launched products.
•Cost of sales was $79.2 million, compared to $46.4 million in the second quarter of 2025. The increase in cost of sales was primarily due to an increase in bulk rHuPH20 sales.
•Amortization of intangibles expense was $29.5 million, compared to $17.8 million in the second quarter of 2025. The increase in amortization of intangibles expense was due to the acquisition of Elektrofi, Inc. (“Elektrofi”) in November 2025.
•Research and development expense was $27.7 million, compared to $17.5 million in the second quarter of 2025. The increase was primarily due to the acquisition of Elektrofi and Surf Bio, Inc. (“Surf Bio”) in the fourth quarter of 2025.
•Selling, general and administrative expense was $57.0 million, compared to $41.6 million in the second quarter of 2025. The increase was primarily due to an increase in consulting and professional service fees, including litigation costs incurred in connection with patent infringement litigation, the acquisition of Elektrofi and Surf Bio, and an increase in compensation expense.
•Operating income was $287.7 million, compared to $202.4 million in the second quarter of 2025.
•Net income was $229.9 million, compared to $165.2 million in the second quarter of 2025.
•EBITDA was $321.9 million, compared to $222.9 million in the second quarter of 2025. Adjusted EBITDA was $328.8 million, compared to $225.5 million in the second quarter of 2025.1
•GAAP diluted earnings per share was $1.90, compared to $1.33 in the second quarter of 2025. Non-GAAP diluted earnings per share was $2.28, compared to $1.54 in the second quarter of 2025.1
•Cash, cash equivalents, restricted cash and marketable securities were $231.9 million on June 30, 2026, compared to $145.4 million on December 31, 2025. The increase was primarily driven by cash generated from operations.

Financial Outlook for 2026
The Company is raising its 2026 financial guidance ranges, which were last provided on May 11, 2026.
For the full year 2026, the Company expects:
•Total revenue of $1.835 billion to $1.910 billion, representing growth of 31% to 37% over 2025 total revenue, primarily driven by increases in royalty revenue and product sales from API.
•Revenue from royalties of $1.220 billion to $1.245 billion, representing growth of 41% to 43% over 2025.
•Adjusted EBITDA of $1.225 billion to $1.280 billion, representing growth of 86% to 95% over 2025, including new Hypercon™ and Surf Bio investments of approximately $60 million.
•Non-GAAP diluted earnings per share of $8.65 to $9.00, representing growth of 108% to 117% over 2025. The Company’s earnings per share guidance includes new Hypercon™ and Surf

Bio investments of approximately $60 million and does not consider the impact of potential future share repurchases.
Table 1. 2026 Financial Guidance

	Previous Guidance Range	New Guidance Range
Total Revenue	$1.710 to $1.810 billion	$1.835 to $1.910 billion
Royalty Revenue	$1.130 to $1.170 billion	$1.220 to $1.245 billion
Adjusted EBITDA[1]	$1.125 to $1.205 billion	$1.225 to $1.280 billion
Non-GAAP Diluted EPS[1]	$7.75 to $8.25	$8.65 to $9.00
1    EBITDA, Adjusted EBITDA and Non-GAAP Diluted EPS are Non-GAAP financial measures. See “Note Regarding Use of Non-GAAP Financial Measures” below for an explanation of these measures. Reconciliations between GAAP reported and Non-GAAP financial information for actual results are provided at the end of this earnings release.

Webcast and Conference Call
Halozyme will host its Quarterly Update Conference Call for the second quarter ended June 30, 2026 today, Thursday, August 6, 2026, at 1:30 p.m. PT/4:30 p.m. ET. The conference call may be accessed live with pre-registration via link: https://events.q4inc.com/analyst/838122249?pwd=X5tkHKi. The call will also be webcast live through the “Investors” section of Halozyme’s corporate website and a recording will be made available following the close of the call. To access the webcast and additional documents related to the call, please visit Halozyme.com.

About Halozyme
Halozyme is a biopharmaceutical company advancing disruptive solutions to improve patient experiences and outcomes for emerging and established therapies. As the innovators of ENHANZE® drug delivery technology with the proprietary enzyme rHuPH20, Halozyme’s commercially-validated solution facilitates the subcutaneous delivery of injected drugs and fluids, reducing treatment burden and improving convenience. ENHANZE® has touched more than one million patient lives through ten commercialized products across over 100 global markets and is licensed to leading pharmaceutical and biotechnology companies including Roche, Takeda, Pfizer, Janssen, AbbVie, Eli Lilly, Bristol-Myers Squibb, argenx, ViiV Healthcare, Chugai Pharmaceutical, Acumen Pharmaceuticals, Merus N.V., Skye Bioscience, GSK and Incyte.
Halozyme expanded its drug delivery technology portfolio to develop partner products using Hypercon™ and Surf Bio’s hyperconcentration technology. Hypercon™ is an innovative microparticle technology expected to set a new standard in hyperconcentration of drugs and biologics by reducing injection volume for the same dosage and enabling administration in at-home and healthcare-provider settings. The addition of Surf Bio’s polymer-based hyperconcentration technology further broadens the range of biologics that can be delivered subcutaneously, meaningfully expanding the scope of opportunities across therapeutic modalities. Together, Hypercon™ and Surf Bio’s technology complement ENHANZE® by enabling creation and delivery of highly concentrated biologics. The Hypercon™ technology has been licensed to leading biopharmaceutical partners, including Janssen, Eli Lilly, argenx, Vertex Pharmaceuticals, and Oruka Therapeutics.
Halozyme also develops, manufactures and commercializes drug-device combination products using advanced auto-injector technologies designed to improve convenience, reliability and tolerability, enhancing patient comfort and adherence. The Company has two proprietary commercial products, Hylenex® and XYOSTED®, partnered commercial products and ongoing development programs with Teva Pharmaceuticals and McDermott Laboratories Limited, an affiliate of Viatris Inc.
Halozyme is headquartered in San Diego, CA, with offices in Ewing, NJ; Minnetonka, MN; and Boston, MA. Minnetonka is also the site of its operations facility.
For more information, visit www.halozyme.com and connect with us on LinkedIn.

Note Regarding Use of Non-GAAP Financial Measures
In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release and the accompanying tables contain certain Non-GAAP financial measures. The Company reports earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, Non-GAAP diluted earnings per share, Non-GAAP diluted shares, and guidance with respect to those measures, in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company calculates Non-GAAP diluted earnings per share excluding share-based compensation expense, amortization of debt discounts, intangible asset amortization, one-time items, if any, such as changes in contingent liabilities, inventory adjustments, impairment charges, transaction costs for business combinations and share-based compensation acceleration expenses, intellectual property litigation costs, inducement expenses related to convertible notes, and certain adjustments to income tax expense. The Company calculates Non-GAAP diluted shares excluding the dilutive impact of convertible notes which is used in calculating Non-GAAP diluted earnings per share. The Company calculates EBITDA excluding interest, taxes, depreciation and amortization. The Company calculates adjusted EBITDA excluding one-time items, if any, such as changes in contingent liabilities, inventory adjustments, impairment charges, transaction costs for business combinations and share-based compensation acceleration expenses and intellectual property litigation costs. Reconciliations between GAAP and Non-GAAP financial measures are included at the end of this press release. The Company does not provide reconciliations for forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in share-based compensation expense and the effects of any discrete income tax items. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides Non-GAAP financial measures that it believes will be achieved; however, it cannot accurately predict all of the components of the adjusted calculations and the GAAP measures may be materially different than the Non-GAAP measures.
The Company evaluates other items of income and expense on an individual basis for potential inclusion in the calculation of Non-GAAP financial measures and considers both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to the Company’s ongoing business operations and (iii) whether or not the Company expects it to occur as part of the Company’s normal business on a regular basis. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similarly titled measures presented by other companies. These Non-GAAP financial measures are not meant to be considered in isolation and should be read in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP, and are not prepared under any comprehensive set of accounting rules or principles. In addition, from time to time in the future there may be other items that the Company may exclude for purposes of its Non-GAAP financial measures, and the Company may in the future cease to exclude items that it has historically excluded for purposes of its Non-GAAP financial measures.
The Company considers these Non-GAAP financial measures to be important because they provide useful measures of the operating performance of the Company, exclusive of factors that do not directly affect what the Company considers to be its core operating performance, as well as unusual events. The Non-GAAP measures also allow investors and analysts to make additional comparisons of the operating activities of the Company’s core business over time and with respect to other companies, as well as assessing trends and future expectations. The Company uses Non-GAAP financial information in assessing what it believes is a meaningful and comparable set of financial performance measures to evaluate operating trends, as well as in establishing portions of our performance-based incentive compensation programs.

Safe Harbor Statement
In addition to historical information, the statements set forth in this press release include forward-looking statements including, without limitation, statements concerning the Company’s financial performance (including the Company’s expected financial outlook for 2026) and expectations for future growth, profitability, revenue durability, total revenue, royalty revenue, royalty revenue duration, EBITDA, Adjusted EBITDA, and non-GAAP diluted earnings-per-share, and shareholder value and potential future share repurchases. These forward-looking statements also include statements regarding the Company’s potential receipt of upfront payments and payments associated with achievement of certain development, regulatory and sales-based milestones, and royalties on sales of commercialized products from recent collaboration agreements. Forward-looking statements regarding the Company’s ENHANZE® drug delivery technology may include the possible benefits and attributes of ENHANZE®, its potential application to aid in the dispersion and absorption of other injected therapeutic drugs and facilitating more rapid delivery and administration of higher volumes of injectable medications through subcutaneous delivery including its potential application with antibody drug conjugates. Forward-looking statements regarding the Company’s Hypercon™ and Surf Bio technologies include the possible benefits and attributes of these technologies, including the potential to reduce injection volume for the same dosage of drugs and biologics and possibly enabling administration in at‑home and healthcare‑provider settings and statements concerning certain other potential benefits of these technologies including facilitating administration of injectable medications through subcutaneous delivery by enabling creation and delivery of highly concentrated biologics and potentially lowering the treatment burden, easing treatment access and improving the treatment experience for patients. Forward-looking statements regarding the Company’s business may include potential growth and receipt of royalty and milestone payments driven by our partners’ development and commercialization efforts, potential new clinical trial study starts and advancement of partnered development programs, regulatory submissions and product launches, the size and growth prospects of our partners’ drug franchises, potential new or expanded collaborations and collaborative targets, and potential approvals of new partnered or proprietary products, and the potential timing of these events. These forward-looking statements are typically, but not always, identified through use of the words “expect,” “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “preliminary,” “possible,” “should,” “continue,” and other words of similar meaning and involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in these forward-looking statements as a result of several factors, including uncertainties concerning future matters such as unexpected results or delays in the Company’s repurchases of the Company’s shares under the share repurchase program, market conditions, changes in domestic and foreign business, changes in the competitive environment in which the Company operates, unexpected early expiration or termination of the patent terms for the Company’s drug delivery technologies, unexpected levels of revenues, expenditures and costs, unexpected results or delays in the growth of the Company’s business, or in the development, regulatory review or commercialization of the Company’s partnered or proprietary products, regulatory approval requirements, unexpected adverse events or patient outcomes and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, including under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Except as required by law, the Company undertakes no duty to update forward-looking statements to reflect events after the date of this release.

Contacts:
Tram Bui
VP, Investor Relations and Corporate Communications
609-333-7668
tbui@halozyme.com

Sydney Charlton
Teneo
917-972-8407
sydney.charlton@teneo.com

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenues
Royalties	$307,699	$205,639	$548,380	$373,831
Product sales, net	129,626	81,510	260,050	159,551
Revenues under collaborative agreements	43,674	38,570	49,277	57,198
Total revenues	480,999	325,719	857,707	590,580
Operating expenses
Cost of sales	79,171	46,359	158,409	94,762
Amortization of intangibles	29,512	17,762	59,024	35,524
Research and development	27,664	17,543	53,224	32,342
Selling, general and administrative	56,998	41,614	114,879	83,976
Total operating expenses	193,345	123,278	385,536	246,604
Operating income	287,654	202,441	472,171	343,976
Other income (expense)
Investment and other income, net	2,836	6,891	4,154	13,709
Interest expense	(5,588)	(4,394)	(11,096)	(8,919)
Income before income tax expense	284,902	204,938	465,229	348,766
Income tax expense	54,989	39,778	85,267	65,511
Net income	$229,913	$165,160	$379,962	$283,255

Earnings per share
Basic	$1.96	$1.36	$3.23	$2.32
Diluted	$1.90	$1.33	$3.11	$2.26

Weighted average common shares outstanding
Basic	117,274	121,343	117,707	122,274
Diluted	121,215	124,158	122,092	125,452

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$163,138	$133,820
Marketable securities, available-for-sale	67,865	9,000
Accounts receivable, net and contract assets	455,827	441,273
Inventories	137,135	176,475
Prepaid expenses and other current assets	109,059	64,639
Total current assets	933,024	825,207
Property and equipment, net	84,271	82,137
Prepaid expenses and other assets	55,090	53,551
Goodwill	581,732	580,360
Intangible assets, net	922,443	981,467
Restricted cash	848	2,601
Total assets	$2,577,408	$2,525,323

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$23,608	$20,899
Accrued expenses	111,861	156,193
Current portion of long-term debt, net	208,970	—
Total current liabilities	344,439	177,092
Long-term debt, net	1,937,684	2,142,630
Other long-term liabilities	102,681	113,863
Deferred tax liabilities, net	49,061	42,924
Total liabilities	2,433,865	2,476,509

Stockholders’ equity
Common stock	114	118
Additional paid-in capital	—	12,002
Accumulated other comprehensive loss	(7,830)	(18,092)
Retained earnings	151,259	54,786
Total stockholders’ equity	143,543	48,814
Total liabilities and stockholders’ equity	$2,577,408	$2,525,323

Halozyme Therapeutics, Inc.
GAAP to Non-GAAP Reconciliations
EBITDA
(Unaudited)
(In thousands)

	Three Months Ended
	June 30,
	2026	2025
GAAP Net Income	$229,913	$165,160
Adjustments
Investment and other income, net	(2,581)	(6,891)
Interest expense	5,588	4,394
Income tax expense	54,989	39,778
Depreciation and amortization	33,967	20,502
EBITDA	321,876	222,943
Adjustments
Intellectual property litigation costs(1)	6,936	2,561
Adjusted EBITDA	$328,812	$225,504
(1)Adjustment relates to litigation costs incurred by Halozyme in connection with Halozyme’s patent infringement litigation against Merck Sharp & Dohme LLC (“Merck”). These charges are excluded because the Company does not believe they are reflective of the Company’s ongoing business and operating results.

Halozyme Therapeutics, Inc.
GAAP to Non-GAAP Reconciliations
Net Income and Diluted EPS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	June 30,
	2026	2025
GAAP Net Income	$229,913	$165,160
Adjustments
Share-based compensation	17,698	12,161
Amortization of debt discount	2,253	1,852
Amortization of intangible assets	29,512	17,762
Intellectual property litigation costs(1)	6,936	2,561
Income tax effect of above adjustments(2)	(13,677)	(8,158)
Non-GAAP Net Income	$272,635	$191,338

GAAP Diluted EPS	$1.90	$1.33
Adjustments
Share-based compensation	0.15	0.10
Amortization of debt discount	0.02	0.01
Amortization of intangible assets	0.25	0.14
Intellectual property litigation costs(1)	0.06	0.02
Income tax effect of above adjustments(2)	(0.11)	(0.07)
Non-GAAP Diluted EPS	$2.28	$1.54

GAAP Diluted Shares	121,215	124,158
Adjustments
Adjustment for dilutive impact of 2028 Convertible Senior Notes(3)	(1,497)	(199)
Non-GAAP Diluted Shares	119,718	123,959
Dollar amounts, as presented, are rounded. Consequently, totals may not add up.
.
(1)Adjustment relates to litigation costs incurred by Halozyme in connection with Halozyme’s patent infringement litigation against Merck. These charges are excluded because the Company does not believe they are reflective of the Company’s ongoing business and operating results.
(2)Adjustments relate to taxes for the reconciling items, as well as excess benefits or tax deficiencies from share-based compensation, and the quarterly impact of other discrete items.
(3)Adjustment made for the dilutive effect of our Convertible Senior Notes due 2028 when the effect is not the same on a GAAP and Non-GAAP basis for the reporting period.